Eastman Announces Third-Quarter 2018 Financial Results

KINGSPORT, Tenn., October 25, 2018 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $2.89 per diluted share for third quarter 2018 versus $2.22 per diluted share for third quarter 2017. Adjusted earnings were $2.34 per diluted share for third quarter 2018 versus $2.19 per diluted share for third quarter 2017. For detail of the adjustments and reconciliation to reported company and segment earnings for all periods presented, see Tables 3A and 4A.

“Our third-quarter results reflect the contribution of our innovation-driven growth model, continued cost management, and disciplined capital allocation,” said Mark Costa, Board Chair and CEO. “We delivered six percent top-line growth in our specialties, Advanced Materials and Additives & Functional Products, and sequentially stable earnings in Fibers. The operating results and a lower effective tax rate resulted in solid year-over-year EPS growth. This performance, especially when considering global economic uncertainty, gives us confidence in the resiliency of our portfolio and the sustainability of our strong cash flow going forward.”

(In millions, except per share amounts)	3Q2018	3Q2017
Sales revenue	$2,547	$2,465
Earnings before interest and taxes ("EBIT")	$517	$464
Adjusted EBIT*	$451	$461
Earnings per diluted share	$2.89	$2.22
Adjusted earnings per diluted share*	$2.34	$2.19
Net cash provided by operating activities	$395	$528
Free cash flow*	$258	$369

*For non-core and unusual items (primarily related to the previously reported coal gasification incident and tax items) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 4A, 4B, and 5B.

Segment Results 3Q 2018 versus 3Q 2017

Additives & Functional Products - Sales revenue increased primarily due to higher selling prices across most product lines. Reported EBIT included coal gasification incident insurance in excess of costs in third quarter 2018. Reported and adjusted EBIT decreased slightly primarily due to higher raw material and energy costs and increased growth investments, partially offset by higher selling prices and volume growth.

Advanced Materials - Sales revenue increased primarily due to higher sales volume and continued improvement in product mix across the segment, including premium products such as Tritan™ copolyester, Saflex® head-up displays ("HUD"), and performance films. Reported EBIT included coal gasification incident insurance in excess of costs in third quarter 2018. Reported and adjusted EBIT increased primarily due to higher sales volume and improved product mix of premium products, partially offset by higher raw material and energy costs and increased growth investments.

Chemical Intermediates - Sales revenue increased due to higher selling prices across most product lines, particularly for acetyl derivatives attributed to favorable market conditions and for olefin derivatives due to higher raw material and energy prices. Lower sales volume was primarily due to lower merchant ethylene sales. Reported EBIT included coal gasification incident insurance in excess of costs in third quarter 2018. Excluding this unusual item, adjusted EBIT decreased slightly due to lower sales volume being offset by higher selling prices more than offsetting higher raw material and energy costs.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume attributed to customer buying patterns and lower acetate tow selling prices attributed to lower industry capacity utilization. The lower sales revenue was partially offset by sales of nonwovens innovation platform products previously reported in "Other" and strong volume growth in our textiles innovation platform. Reported EBIT included coal gasification incident insurance in excess of costs in third quarter 2018. Excluding this unusual item, adjusted EBIT decreased primarily due to lower acetate tow sales volume and selling prices, partially offset by higher textiles innovation platform products sales volume and earnings.

Cash Flow

Eastman generated $395 million in cash from operating activities during third quarter 2018, primarily due to strong net earnings partially offset by increased working capital. Share repurchases totaled $125 million in third quarter 2018. See Table 5A.

The company continues to expect to generate approximately $1.1 billion of free cash flow (cash from operating activities less net capital expenditures) in 2018. See Table 5B. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives and repurchasing shares.

Outlook

Commenting on the outlook for full-year 2018, Costa said: “During the first nine months of the year, we delivered a 13 percent year-over-year increase in adjusted earnings per share. This performance continues to be driven by strong volume growth in the specialty segments leveraging our innovation-driven growth model, as well as continued disciplined cost management, use of our robust free cash flow and a lower effective tax rate. Despite facing challenges in the global economy, we remain confident in our expectations for adjusted 2018 EPS growth to be between 10-14 percent.”

The full-year 2018 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining three months of 2018 and assume that the adjusted effective tax rate detailed in Tables 4A and 4B for first nine months 2018 will be the actual rate for full-year 2018. Our 2018 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2018 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Tax Items and Revenue Recognition Accounting Change

In the fourth quarter 2017, the Company recognized a provisional net increase to earnings of $339 million as a result of tax law changes, primarily the Tax Cuts and Jobs Act of 2017, and tax impact of outside-U.S. entity reorganizations, subject to adjustment during 2018. In third quarter 2018, the Company recognized a net increase of $14 million to the prior provisional net tax benefit primarily due to income taxes related to foreign income inclusion and associated foreign tax credits.

Beginning in first quarter 2018, the Company adopted Accounting Standards Codification 606 under which the Company recognizes revenue when control of goods has been transferred to the customer, generally at the time shipment occurs. Under the previous revenue recognition accounting standard, the Company recognized revenue upon delivery of goods. Third-quarter 2018 EBIT under the new method of revenue recognition was $4 million higher than it would have been under the former method of revenue recognition.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2018. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Forms 10-Q filed for second quarter 2018 available, and the Form 10-Q to be filed for third quarter 2018 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on October 26, 2018 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-457-1036, passcode number 3914147. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, October 26, 2018 to 11:00 a.m. ET, November 5, 2018 at 888-203-1112 or 719-457-0820, passcode 3914147.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 25, 2018

For Eastman Chemical Company Third Quarter 2018 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2018	2017	2018	2017
Sales	$2,547	$2,465	$7,775	$7,187
Cost of sales (1)	1,819	1,794	5,762	5,281
Gross profit	728	671	2,013	1,906
Selling, general and administrative expenses	175	180	554	540
Research and development expenses	60	59	176	174
Asset impairments and restructuring charges, net	—	—	6	—
Other components of post-employment (benefit) cost, net	(30)	(28)	(90)	(86)
Other (income) charges, net (2)	6	(4)	(50)	(7)
Earnings before interest and taxes	517	464	1,417	1,285
Net interest expense	58	61	178	182
Earnings before income taxes	459	403	1,239	1,103
Provision for income taxes (3)	46	79	190	206
Net earnings	413	324	1,049	897
Less: Net earnings attributable to noncontrolling interest	1	1	3	4
Net earnings attributable to Eastman	$412	$323	$1,046	$893

Basic earnings per share attributable to Eastman	$2.93	$2.24	$7.38	$6.15
Diluted earnings per share attributable to Eastman	$2.89	$2.22	$7.28	$6.10

Shares (in millions) outstanding at end of period	140.0	143.7	140.0	143.7
Shares (in millions) used for earnings per share calculation
Basic	140.6	144.3	141.7	145.2
Diluted	142.4	145.5	143.7	146.5

(1)
Includes $67 million and $21 million income from business interruption insurance net of costs in third quarter and first nine months 2018, respectively, from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	First nine months 2018 includes a gain of $65 million from insurance for property damage from the coal gasification incident.

(3)
Third quarter and first nine months 2018 includes earnings of $14 million and $4 million, respectively, increasing the provisional net earnings increase previously recognized as a result of tax law changes. See "Tax Items and Revenue Recognition Accounting Change" and Table 4A.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Sales by Segment
Additives & Functional Products	$915	$886	$2,796	$2,489
Advanced Materials	709	646	2,131	1,937
Chemical Intermediates	703	696	2,142	2,069
Fibers	220	224	706	652
Total Sales by Segment	2,547	2,452	7,775	7,147
Other	—	13	—	40
Total Eastman Chemical Company	$2,547	$2,465	$7,775	$7,187

Table 2B – Sales Revenue Change

	Third Quarter 2018 Compared to Third Quarter 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	3%	1%	2%	—%
Advanced Materials	10%	9%	1%	—%
Chemical Intermediates	1%	(9)%	10%	—%
Fibers	(2)%	2%	(4)%	—%

Total Eastman Chemical Company	3%	—%	3%	—%

	First Nine Months 2018 Compared to First Nine Months 2017
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	12%	6%	3%	3%
Advanced Materials	10%	7%	1%	2%
Chemical Intermediates	4%	(6)%	9%	1%
Fibers	8%	12%	(4)%	—%

Total Eastman Chemical Company	8%	3%	3%	2%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Sales by Customer Location
United States and Canada	$1,083	$1,057	$3,291	$3,211
Asia Pacific	665	612	1,946	1,705
Europe, Middle East, and Africa	649	658	2,101	1,882
Latin America	150	138	437	389
Total Eastman Chemical Company	$2,547	$2,465	$7,775	$7,187

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Additives & Functional Products
Earnings before interest and taxes	$186	$189	$554	$503
Coal gasification incident insurance in excess of costs	(4)	—	(6)	—
Gain from sale of business	—	(3)	—	(3)
Excluding non-core and unusual items	182	186	548	500
Advanced Materials
Earnings before interest and taxes	153	142	438	400
Coal gasification incident insurance in excess of costs	(6)	—	(9)	—
Excluding unusual item	147	142	429	400
Chemical Intermediates
Earnings before interest and taxes	109	81	264	246
Coal gasification incident insurance in excess of costs	(30)	—	(32)	—
Excluding unusual item	79	81	232	246
Fibers
Earnings before interest and taxes	84	68	210	176
Coal gasification incident insurance in excess of costs	(27)	—	(39)	—
Excluding unusual item	57	68	171	176
Other
Loss before interest and taxes	(15)	(16)	(49)	(40)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (2)	1	—	20	—
Asset impairments and restructuring charges, net	—	—	6	—
Excluding non-core and unusual items	(14)	(16)	(23)	(40)

Total Eastman Chemical Company
Earnings before interest and taxes	517	464	1,417	1,285
Costs resulting from tax law changes and outside-U.S. entity reorganizations	1	—	20	—
Asset impairments and restructuring charges, net	—	—	6	—
Coal gasification incident insurance in excess of costs	(67)	—	(86)	—
Gain from sale of business	—	(3)	—	(3)
Total earnings before interest and taxes excluding non-core and unusual items	$451	$461	$1,357	$1,282

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$517	$464	$1,417	$1,285
Costs of sales	(67)	—	(21)	—
Selling, general and administrative expenses	1	—	7	—
Asset impairments and restructuring charges, net	—	—	6	—
Other (income) charges, net	—	(3)	(52)	(3)
Total earnings before interest and taxes excluding non-core and unusual items	$451	$461	$1,357	$1,282

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Reports on Form 10-Q for first and second quarter 2018 for descriptions of first six months 2018 non-core and unusual items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2017 for description of the 2017 non-core item.

(2)	Costs resulting from fourth quarter 2017 tax law changes and related outside-U.S. entity reorganizations as part of the transition to an international treasury services center.

Table 3B - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Additives & Functional Products	$182	$186	$548	$500
Advanced Materials	147	142	429	400
Chemical Intermediates	79	81	232	246
Fibers	57	68	171	176
Total segment earnings before interest and taxes excluding non-core and unusual items	465	477	1,380	1,322
Other	(14)	(16)	(23)	(40)
Total earnings before interest and taxes excluding non-core and unusual items	$451	$461	$1,357	$1,282

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP earnings before interest and taxes, see Table 3A.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	Third Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$517	$459	$46	10%	$412	$2.89
Non-Core or Unusual Items:
Coal gasification incident insurance in excess of costs	(67)	(67)	(12)		(55)	(0.39)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (1)	1	1	—		1	0.01
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	14		(14)	(0.10)
Interim adjustment to tax provision (3)	—	—	11		(11)	(0.07)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$451	$393	$59	15%	$333	$2.34

	Third Quarter 2017
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$464	$403	$79	20%	$323	$2.22
Non-Core or Unusual Items:
Gain from sale of business (4)	(3)	(3)	(2)		(1)	(0.01)
Interim adjustment to tax provision (3)	—	—	3		(3)	(0.02)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$461	$400	$80	20%	$319	$2.19

(1)
See Table 3A for description of third quarter 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	See "Tax Items and Revenue Recognition Accounting Change".

(3)	The provision for income taxes for third quarter 2018 and 2017 was adjusted to reflect the then current forecasted full year effective tax rate.

(4)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2017 for description of the 2017 non-core item.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	First Nine Months 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,417	$1,239	$190	15%	$1,046	$7.28
Non-Core or Unusual Items:
Asset impairments and restructuring charges, net (1)	6	6	2		4	0.03
Coal gasification incident insurance in excess of costs	(86)	(86)	(17)		(69)	(0.49)
Costs resulting from tax law changes and outside-U.S. entity reorganizations (1)	20	20	5		15	0.11
Adjustment to estimated net tax benefit from tax law changes (2)	—	—	4		(4)	(0.03)
Interim adjustment to tax provision (3)	—	—	16		(16)	(0.11)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,357	$1,179	$200	17%	$976	$6.79

	First Nine Months 2017
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,285	$1,103	$206	19%	$893	$6.10
Non-Core or Unusual Items:
Gain from sale of business (4)	(3)	(3)	(2)		(1)	(0.01)
Interim adjustment to tax provision (3)	—	—	15		(15)	(0.10)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,282	$1,100	$219	20%	$877	$5.99

(1)
See Table 3A for description of first nine months 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	See "Tax Items and Revenue Recognition Accounting Change".

(3)	The adjusted provision for income taxes for first nine months 2018 and 2017 are calculated applying the forecasted full year effective tax rate as shown in Table 4B.

(4)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2017 for description of the 2017 non-core item.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months
	2018	2017
Effective tax rate	15%	19%
Discrete tax items (1)	1%	1%
Forecasted full year impact of expected tax events	1%	—%
Forecasted full year effective tax rate	17%	20%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First nine months 2018 discrete item relates to an adjustment of prior year income tax returns. First nine months 2017 discrete items consisted of planned amendments to and finalization of prior years' income tax returns.

Table 5A – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Operating activities
Net earnings (1)	$413	$324	$1,049	$897
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	151	148	451	440
Gain from sale of business	—	(3)	—	(3)
Gain from property insurance	—	—	(65)	—
Provision for deferred income taxes	10	34	15	70
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(16)	(22)	(229)	(188)
(Increase) decrease in inventories	(103)	(35)	(261)	(143)
Increase (decrease) in trade payables	17	8	7	(20)
Pension and other postretirement contributions (in excess of) less than expenses	(34)	(25)	(112)	(81)
Variable compensation (in excess of) less than expenses	47	52	23	18
Other items, net	(90)	47	(75)	21
Net cash provided by operating activities	395	528	803	1,011
Investing activities
Additions to properties and equipment	(137)	(159)	(381)	(438)
Proceeds from property insurance	—	—	65	—
Proceeds from sale of business and assets	—	13	—	14
Acquisitions, net of cash acquired	—	—	—	(4)
Other items, net	1	(1)	1	(2)
Net cash used in investing activities	(136)	(147)	(315)	(430)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	71	166	339	71
Proceeds from borrowings	140	100	490	600
Repayment of borrowings	(265)	(500)	(693)	(750)
Dividends paid to stockholders	(80)	(74)	(240)	(223)
Treasury stock purchases	(125)	(100)	(375)	(275)
Dividends paid to noncontrolling interest	(1)	(4)	(3)	(5)
Other items, net	1	2	—	14
Net cash used in financing activities	(259)	(410)	(482)	(568)
Effect of exchange rate changes on cash and cash equivalents	—	2	(4)	1
Net change in cash and cash equivalents	—	(27)	2	14
Cash and cash equivalents at beginning of period	193	222	191	181
Cash and cash equivalents at end of period	$193	$195	$193	$195

(1)
Third quarter 2018 net earnings includes $67 million business interruption insurance in excess of costs from coal gasification incident. First nine months 2018 net earnings includes $86 million business interruption and property damage insurance in excess of costs from coal gasification incident.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2018	2017	2018	2017
Net cash provided by operating activities	$395	$528	$803	$1,011
Capital expenditures
Additions to properties and equipment	(137)	(159)	(381)	(438)
Proceeds from property insurance (1)	—	—	65	—
Net capital expenditures	(137)	(159)	(316)	(438)
Free cash flow	$258	$369	$487	$573

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6A – Selected Balance Sheet Items

	September 30,	December 31,
(Dollars in millions, unaudited)	2018	2017
Cash and cash equivalents	$193	$191
Total borrowings	6,626	6,540
Total Eastman stockholders' equity	5,920	5,403

Table 6B – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2018	2017
Total borrowings	$6,626	$6,540
Less: Cash and cash equivalents	193	191
Net debt	$6,433	$6,349